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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 13, 2008

To Our Shareholders:

A Meeting of Shareholders of TRC Companies, Inc. will be held Thursday, November 13, 2008 at 10:00 a.m., at the Boston Marriott Long Wharf Hotel, 6 State Street, Boston, Massachusetts 02109, to consider and take action on the following items:

  1.
  The election of seven directors for the ensuing year;

  2.
  The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2009; and

  3.
  Such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on October 1, 2008 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 15, 2008

TRC Companies, Inc.
21 Griffin Road North    Windsor, Connecticut 06095
Telephone 860-298-9692    Fax 860-298-6399

 PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of the Company's Common Stock for the Shareholders' Meeting to be held November 13, 2008, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company and FOR the matter described in Item 2 in the Notice of Meeting.

        With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. In addition, under Delaware law the ratification of the appointment of the independent auditors requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

        Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, and will be disregarded in determining whether a proposal has been approved.

        The Company's Annual Report on Form 10-K, including financial statements, for the year ended June 30, 2008, is being mailed to shareholders along with the Notice of Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the year ended June 30, 2008 are incorporated herein by reference.

        The record date for determining those shareholders entitled to vote at the Annual Meeting was October 1, 2008. On that date, the Company had 19,144,462 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

        The mailing address of the Company's principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is October 17, 2008.

PRINCIPAL SHAREHOLDERS

        The table below sets forth information as of October 1, 2008 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Peter R. Kellogg(1) c/o IAT Reinsurance Co. Ltd. 48 Wall Street New York, NY 10005	3,569,296	18.64
Heartland Advisors, Inc.(2) 789 North Water Street Milwaukee, WI 53202	2,183,000	11.40
The Clark Estates, Inc.(3) One Rockefeller Plaza, 31st Floor New York, NY 10020	2,054,031	10.73
Royce & Associates, LLC(4) 1414 Avenue of the Americas New York, NY 10019	1,939,332	10.13
Dimensional Fund Advisors, LP(5) 1299 Ocean Avenue Santa Monica, CA 90401	1,149,780	6.01

(1)
Based on information set forth on a Form 13G/A filed with the Securities and Exchange Commission ("SEC") on February 14, 2008. Of these shares, 1,168,415 are held by IAT Reinsurance Co., Ltd. (of which Mr. Kellogg is the sole holder of voting stock).

(2)
Based solely on information set forth on a Form 13G/A filed with the SEC on March 7, 2008.

(3)
Based solely on information set forth on a Form 13G/A filed with the SEC on February 13, 2008.

(4)
Based solely on information set forth on a Form 13G/A filed with the SEC on March 6, 2008.

(5)
Based solely on information set forth on a Form 13G filed with the SEC on February 6, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

        Your vote is requested in favor of the seven individuals named in the following table, each to serve for a one-year term and until his successor is duly elected and qualified. The Board, pursuant to the recommendations of the Company's Nominating and Corporate Governance Committee, has selected the seven persons named below as nominees to the Board. All of the nominees were elected directors at the February 21, 2008 Shareholders' Meeting. Mr. Edward W. Large retired from the Board as of August 15, 2008. Mr. Large joined the Board in 1990 and served for many years as chair of the Compensation Committee. The Company thanks Ed for his years of steadfast service and wise counsel.

        Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Christopher P. Vincze Chairman of the Board and Chief Executive Officer of the Company, formerly Managing Director of Marsh Inc. and former President and Chief Operating Officer of ATC Group Services, Inc.	45	2005
Sherwood L. Boehlert(2) Former United States Congressman from the State of New York	72	2007
Friedrich K. M. Bohm(2) Former Chairman of the architectural firm of NBBJ and Director of M/I Homes, Inc.	66	2004
F. Thomas Casey(2) Former Partner with Ernst & Young	67	2007
Stephen M. Duff(1)(2) Chief Investment Officer of The Clark Estates Inc.	44	2006
Robert W. Harvey(2) Former Vice Chairman and Executive Vice President at Reliant Energy, Inc.	53	2007
J. Jeffrey McNealey, Esq.(2) Partner in the law firm of Porter, Wright, Morris & Arthur	64	1985

(1)
Mr. Duff was elected to the Board pursuant to the provisions of a Stock Purchase Agreement dated March 6, 2006 which provides that so long as Federal Partners, LP holds at least five percent of the outstanding capital stock of the Company, the Company will take steps reasonably necessary to ensure Mr. Duff's election to the Board.

(2)
The Board has determined that each of these directors is "independent" as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the "Manual"), and the Board has determined that no material relationships exist between any independent director and the Company.

        At the Shareholders' Meeting held on February 21, 2008, approximately 91% of the total number of shares entitled to vote at that Meeting for the election of directors were represented in person or by proxy. More than 84.9% of the shares voting at that Meeting were cast in favor of each of the foregoing directors.

        The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

        The Board of Directors unanimously recommends a vote "FOR" the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

        The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to regular Board meetings, the independent directors of the Company meet periodically as a group. Mr. McNealey serves as Lead Director and presides over these independent director meetings.

        The Audit Committee of the Board of Directors is currently composed of Messrs. Casey (Chairman), Bohm, Harvey, and McNealey. The Audit Committee discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection and compensation of the independent auditors for the Company. The Board has determined that each member of the Audit Committee is "independent" as defined in Section 303A.02 of the Manual. The Board of Directors has also determined that Mr. Casey is an "audit committee financial expert" as that term is used in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        The Compensation Committee of the Board of Directors is currently composed of Messrs. Bohm (Chairman), Duff, Harvey and McNealey. The Board has determined that each member of the Compensation Committee is independent as defined in Section 303A.02 of the Manual. The Committee approves the general salary scale, annual bonus and long-term incentive awards for executive management of the Company and specifically establishes the compensation package for the chief executive officer. The Committee's actions are discussed more fully in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of Messrs. McNealey (Chairman), Bohm, and Harvey. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors as well as corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined in Section 303A.02 of the Manual. The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it. The guidelines and the Charter are available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        Directors are expected to possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and committed to serve on the Board for an extended period of time. Directors shall not hold any directorships that could interfere with their ability to perform the duties of Directors of the Company. In accordance with the Corporate Governance Guidelines, the Chair of the Nominating and Corporate Governance Committee serves as Lead Director and presides at all meetings of independent directors, or, in such person's absence, an independent director designated by those directors present shall preside. Accordingly, Mr. McNealey presides at executive sessions of non-management directors without management present. Interested parties can communicate with the Lead Director by contacting the Company's Corporate Secretary. Shareholders who wish to suggest nominees for election to the Board should contact the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095, stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee.

        The Company has adopted a Corporate Code of Business Conduct and Ethics applicable to all employees including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Code of Ethics"). It also has adopted a code of ethics for the Chief Executive Officer and Senior Financial Officials. Copies of the Codes of Ethics are available in hard copy and on the Company's website at www.trcsolutions.com.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth as of September 1, 2008, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature of Beneficial Ownership(1)
Name of Individual or Group	Number of Shares	Percent of Class(2)
Christopher P. Vincze(3)	156,470	*
Sherwood L. Boehlert(4)	19,500	*
Friedrich K. M. Bohm(5)	53,802	*
F. Thomas Casey(6)	15,500	*
Stephen M. Duff(7)	20,886	*
Robert W. Harvey(8)	23,904	*
J. Jeffrey McNealey(9)	177,953	*
Martin H. Dodd(10)	49,040	*
Glenn E. Harkness(11)	125,022	*
Carl d. Paschetag, Jr.(12)	—	*
Michael C. Salmon(13)	173,025	*
Thomas W. Bennet, Jr.(14)	9,000	*
All directors and executive officers as a group (12) individuals)	824,102	4.2

*
Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 2008 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)
Based on 19,144,462 shares outstanding as of October 1, 2008, plus 657,502 shares that may be acquired through the exercise of options on or before November 29, 2008.

(3)
Includes 138,366 shares that may be acquired through the exercise of options on or before November 29, 2008.

(4)
Includes 19,500 shares that may be acquired through the exercise of options on or before November 29, 2008.

(5)
Includes 31,000 shares that may be acquired through the exercise of options on or before November 29, 2008 as well as 13,802 shares held pursuant to the Director's Deferred Compensation Plan.

(6)
Includes 15,500 shares that may be acquired through the exercise of options on or before November 29, 2008.

(7)
Includes 14,000 shares that may be acquired through the exercise of options on or before November 29, 2008 as well as 4,071 shares held pursuant to the Director's Deferred Compensation Plan.

(8)
Includes 15,500 shares that may be acquired through the exercise of options on or before November 29, 2008 as well as 4,904 shares held pursuant to the Director's Deferred Compensation Plan.

(9)
Includes 111,333 shares that may be acquired through the exercise of options on or before November 29, 2008 as well as 18,260 shares held pursuant to the Director's Deferred Compensation Plan.

(10)
Includes 43,095 shares that may be acquired through the exercise of options on or before November 29, 2008.

(11)
Includes 115,458 shares that may be acquired through the exercise of options on or before November 29, 2008.

(12)
Mr. Paschetag left the Company in May 2008 and all options held by him have lapsed and reverted to the Company.

(13)
Includes 153,750 shares that may be acquired through the exercise of options on or before November 29, 2008.

(14)
Mr. Bennet joined the Company in June 2008.

EXECUTIVE OFFICERS

Executive Officers

        The following table presents the name and age of each of the Company's executive officers during fiscal 2008, their present positions with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age		Present Position and Date of Appointment	Other Positions Held During Last Five Years
Christopher P. Vincze	45	Chairman of the Board (November 2006) and Chief Executive Officer (January 2006)	Senior Vice President and Chief Operating Officer (May 2005); Managing Director, Marsh Inc. (April 2003); President and Chief Operating Officer, ATC Group Services, Inc. (1998)
Martin H. Dodd	55	Senior Vice President, General Counsel and Secretary (February 1997)
Glenn E. Harkness	59	Senior Vice President (September 1997)
Carl d. Paschetag, Jr.(1)	48	Senior Vice President and Chief Financial Officer (April 2006)	Senior Vice President (February 2006); Vice President and Controller, Clean Harbors, Inc. (June 1997)
Michael C. Salmon	52	President (May 2007)	Senior Vice President (June 2000)
Thomas W. Bennet, Jr.(2)	48	Senior Vice President and Chief Financial Officer (June, 2008)	President Bennet Consulting Group LLC (December 2007); Chief Financial Officer and Vice President Finance, Connecticut Yankee Atomic Power (December 1997)

(1)
Mr. Paschetag left the Company in May 2008.

(2)
Mr. Bennet joined the Company in June 2008.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the "Committee"), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table on Page 15 (our "Named Executive Officers").

        In fiscal 2008, we continued to focus on our business turnaround. The primary focus of management in fiscal 2008 has been to address the following goals and objectives:

  •
  Streamlining and reducing overhead expenses

  •
  Timely internal and external financial reporting

  •
  Developing a business planning and budgeting process

  •
  Improving working capital and reducing days sales outstanding

Compensation Philosophy

        Our executive compensation philosophy is based on the following principles:

  •
  Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

  •
  Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and

  •
  Pay should be based in significant part on performance to reward individual and team performance.

        In addition, the Committee considers the following factors when making individual compensation decisions:

  •
  Qualifications, experience and knowledge of the executive;

  •
  Performance of the executive;

  •
  The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and

  •
  Financial performance of TRC.

        We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., "total compensation"). Currently, the Committee targets the combined value of these compensation components near the median of total compensation paid to executives in comparable organizations performing similar duties as the executive (i.e., "market median"). Recent changes in the executive management team as part of our turnaround efforts have resulted in the current compensation for target performance to be different from the market median for some executives. Over time, the Committee expects adjustments to the executives' compensation will take into account the relationship of their total compensation to the market median.

Compensation Administration

Role of the Committee

        The Committee is responsible for the review and approval of all aspects of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

  •
  Review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  Evaluation of individual performance results in light of these goals and objectives;

  •
  Evaluation of the competitiveness of the total compensation package; and

  •
  Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

        Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

        Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate directly in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

        The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. The Compensation Committee consults with Pearl Meyer & Partners ("PM&P") to provide information and advice regarding competitive executive compensation levels and practices.

        In fiscal 2008, PM&P assisted the Committee with a number of issues, including the benchmarking of director compensation, advice regarding awards under the 2007 Equity Incentive Plan, and the preparation of our Compensation Disclosure and Analysis. PM&P does not provide any services to the Committee or the Company other than compensation consulting services. PM&P reports directly to the Chair of the Committee and may not consult directly with or provide services at the request of management without the approval of the Chair. The Committee meets with PM&P periodically in executive session without management present.

Tax Considerations

        The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2008 is expected to be fully tax deductible to the Company. While we do not foresee any future compensation becoming non-deductible under Section 162(m), the Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our stockholders.

Accounting Considerations

        We account for our equity incentive grants under SFAS 123R and use the Black-Scholes option pricing formula for determining the "fair value" of our stock options. The fair market value of a restricted share is the closing price of the Company's common stock on the day of grant.

        We consider the accounting cost of long-term incentive awards when making a determination of what type of equity to grant, if any. In fiscal year 2008, the Committee decided that stock options and restricted stock grants were appropriate long-term incentives when both the value of the incentive to the executives and the accounting cost of options were considered. The Committee also reviewed the cost of annual incentive payments pursuant to the TRC Incentive Compensation Program and, to the extent any incentives were earned, reserved the right to pay a portion in the form of restricted stock.

Total Compensation

        The total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

        On a periodic basis, the Committee engages PM&P to perform a competitive assessment of base salary, annual incentives, and equity awards ("Compensation Review") for our Named Executive Officer positions. The most recent Compensation Review was conducted in fiscal 2007, and it was also used by the Committee in fiscal 2008 for purposes of compensation decisions. Information was collected from the following sources:

  •
  Public Companies—Data was collected from the SEC filings for public companies with comparable revenues and service offerings. Fifteen companies were included in the peer group:

Companies Included In Peer Group
Clean Harbors, Inc.	InfraSource Services, Inc.	Synagro Technologies, Inc.
CRA International, Inc.	Layne Christensen Co.	Team, Inc.
Ecology and Environment, Inc.	Michael Baker Corp.	TetraTech, Inc.
Exponent, Inc.	Navigant Consulting, Inc.	Versar, Inc.
ENGlobal Corp.	Stantec, Inc.	VSE Corp.

  •
  Published Surveys—In compiling survey data, PM&P reviewed published and private survey data from nationally recognized sources. The analysis matched executive positions by responsibilities, and PM&P limited the survey scopes to those most closely matched to the Company's business and revenue size.

Elements of Compensation

        Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned. We consider base salaries fixed compensation. The TRC Incentive Compensation Program is considered variable compensation and, in fact, no compensation was earned in fiscal 2008 under that plan. Our long-term incentive awards contain elements of both guaranteed and variable compensation. In fiscal 2008, we granted restricted stock which vests over time and fluctuates in value based on our stock price, as well as stock options which, while vesting over time, only have value if our stock price increases.

        We target levels of compensation at the market median. The mix of compensation is intended to provide a median level of compensation at target performance. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

        We consider the executive's performance when making base salary adjustments. Incentive opportunities are established at threshold, target and maximum performance levels based on market data, the executives' responsibilities and the executives' contributions to the Company. However, once we set these levels, actual incentive plan payouts do not influence the Committee's decision with respect to other elements of compensation, including salary adjustments, incentive opportunities in future years or equity grants.

Base Salaries

        Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The Committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore, his base salary is higher than theirs.

        The Committee reviews salaries annually for possible adjustment. Effective July 1, 2007, Mr. Vincze received a base salary increase from $400,005 to $465,000 per year. The adjustment was made in connection with an amendment to Mr. Vincze's employment agreement to bring Mr. Vincze's base salary to a level consistent with the market median as well as to make him whole for the elimination of his private club membership perquisite. The other Named Executive Officers received no salary increase. The Compensation Review indicated that those executive' salaries were competitive with the market median.

Annual Incentive Plan

        In fiscal 2008, the Company adopted the TRC Incentive Compensation program as a key element of its integration strategy and as a means to establish a uniform alignment of interests across the Company. With limited exceptions related to two business groups which have retained their own bonus programs, all employees of the Company, including the Named Executive Officers, participate in the TRC Incentive Compensation Program.

        Under that Program, awards to the Named Executive Officers are determined by Company performance. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that earnings before interest, taxes, depreciation, and amortization "EBITDA" was the appropriate measure for fiscal year 2008 since it provided a reasonable measure of the Company's profitability and cash flow. The Committee approved a target EBITDA level of $16.5 million for fiscal 2008. The TRC Incentive Compensation Program also provided a performance ramp which would adjust bonus payments in the event EBITDA performance fell below or exceeded the target. The Named Executive Officers would be entitled to receive 15% of base salary if EBITDA was $13.2 million, 30% of base salary if EBITDA was $16.5 million, and 50% of base salary if EBITDA was $18.2 million or greater. If the Company achieved EBITDA performance of $13.2 million or greater, participants would have received a payout based on Company performance and the executive's accomplishment of his or her individual objectives. Bonuses would be pro-rated on a straight-line basis between the threshold and maximum levels, and no bonus would be paid if annual EBITDA was below $13.2 million.

        The Committee set the target opportunity based on the Company's business plan. The opportunity at threshold was based on the EBITDA covenant in the Company's Credit Agreement. The maximum incentive was designed to reward management for exceptional performance. The Committee assessed the marginal financial impact of performance above target levels when establishing the incentive opportunities between target and maximum. The Committee reserved the right to allocate incentive payments to the Named Executive Officers between cash and restricted stock. In fiscal year 2008, the minimum EBITDA goal was not achieved and no payments were made to the Named Executive Officers.

        The following table presents the EBITDA performance goals for fiscal 2008 at threshold, target, and maximum performance levels:

2008 EBITDA PERFORMANCE GOALS

THRESHOLD	TARGET	MAXIMUM
$13.2 million	$16.5 million	$18.2 million or more

        Individual performance measures were consistent with our near-term goals and objectives. The Named Executive Officers were to have had 70% of their incentive opportunity based on achieving EBITDA objectives and 30% based on achieving individual objectives. Non-financial objectives used in determining individual performance measures included building the senior management team, systems integration and improving internal controls. Individual financial performance measures were based on improving working capital, improving our cost structure, organic revenue growth, and reduction in days sales outstanding. 2008 individual objectives for the CEO including the implementation of a cost reduction plan, increasing backlog by 5%; increasing Net Service Revenue by 5%, and making substantial progress on improvement in internal controls.

        While no awards were payable to the Named Executive Officers for fiscal 2008, TRC Incentive Compensation Program awards have been earned and will be payable to a number of other employees. Awards to those employees, while including as a determinant overall Company performance such as EBITDA and Days Sales Outstanding, are determined on performance factors closely aligned with the performance of the practice to which those employees are assigned. The Company anticipates paying approximately $8.2 million in bonuses to other employees related to fiscal 2008.

Long-Term Incentive Awards

        The purpose of long-term equity based incentive awards is to align our executives with the long-term interests of stockholders. The Committee uses equity-based incentives to balance the short-term nature of the annual incentive plan with awards which earn their value based on stock price appreciation. These awards are typically granted to the executives on an annual basis. Equity grants are awarded by the Committee. The Company does not seek to time equity grants to take advantage of information about the Company. Option grants are effective on the date the awards are determined by the Committee, and the exercise price of options is the closing price of the Company's common stock on the New York Stock Exchange on the date of grant.

        The Company has two equity incentive plans—the Restated Stock Option Plan and the 2007 Equity Incentive Plan ("2007 Plan"), which was approved at the May 10, 2007 stockholders' meeting.

        In fiscal 2008, the Committee determined a dollar value for long-term incentive awards based on the Compensation Review, Company dilution, and the executive's role in helping TRC achieve long-term business success. The dollar value of each Named Executive Officer was then allocated 50% to stock options and 50% to restricted stock.

        The number of options was determined using a Black-Scholes valuation on the date of grant, and the number of shares of restricted stock was based on the closing price of TRC common stock on the New York Stock Exchange on the date of grant. Both the options and restricted stock vest in equal one-forth increments on the first, second, third, and fourth anniversaries of grant. Awards are shown in the Summary Compensation Table on page 15.

        The Committee believed that the combination of stock options and restricted stock provided the Named Executive Officers with an appropriate long-term incentive award that balances the goals of shareholder return with executive share ownership and retention. The executives would be incentivized to produce, and rewarded by, share price appreciation, thereby aligning their interests with the long-term interests of TRC's shareholders.

        In addition to the grant as determined through the market median analysis, Mr. Vincze received a grant of an additional 20,000 shares of restricted stock pursuant to the terms of his Employment Agreement. This award vests one-third on the date of grant, and one-third each on the first and second anniversaries of grant. In addition, of Mr. Vincze's 2008 grant, the Committee allocated 29,737 shares of restricted stock and options to purchase 64,220 shares of common stock to a special award. The purpose of the special award was to reward Mr. Vincze for accomplishments to date and to provide him with equity participation commensurate with his position in the Company.

Benefits

        Named Executive Officers are eligible to receive standard benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as for all other full-time salaried employees.

Perquisites

        We offer the Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2008, Messrs. Vincze, Paschetag, Harkness, Bennet and Dodd received a monthly car allowance. Mr. Salmon was provided use of a Company leased automobile. The monthly allowance was $700 for Messrs. Vincze, Bennet, and Paschetag and $650 for Messrs. Harkness and Dodd. We also provided these executives with the use of a Company gas card which was discontinued in May 2008.

Employment Agreements

Christopher P. Vincze

        We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006 and on August 9, 2007 (the "Amended Agreement").

Amended Agreement

        The Initial Term of the Amended Agreement is from July 1, 2007 to July 1, 2010. If Mr. Vincze remains employed by the Company after the expiration of the Initial Term, it is anticipated that he will continue his employment at-will upon terms and conditions generally available to executive management. Mr. Vincze has the right to receive severance if he resigns for Good Reason (as defined in the Amended Agreement) or we terminate his employment without Cause (as defined in the Amended Agreement).

        The Amended Agreement adjusted Mr. Vincze's base salary from $400,000 to $465,000, effective July 1, 2007. He is eligible to receive annual bonuses and equity grants from the Company. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and will receive an automobile allowance of no less than $700 per month.

        Under the Amended Agreement, Mr. Vincze was granted 20,000 restricted shares. The shares vest in equal one-third increments, one-third vest immediately and the remainder vest equally on the first and second anniversaries of grant. The restricted shares vest upon Mr. Vincze's death or disability, upon a Change of Control (as defined in the Amended Agreement), or upon termination of employment by Mr. Vincze for Good Reason or by the Company without Cause.

        If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, we will pay Mr. Vincze a lump sum payment equal to the greater of (i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. During the period for which severance is paid, we will also pay for all of the benefits Mr. Vincze is entitled to under the Agreement. If continued coverage cannot be provided to Mr. Vincze (or in the case of his automobile allowance, at Mr. Vincze's election), a lump sum payment equal to the cost of such coverage will be made six months after termination.

        If Mr. Vincze dies, his beneficiaries or estate will receive from us an amount, if any, by which amounts paid under the applicable insurance policies, are less than Mr. Vincze's annual base salary under the Amended Agreement. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze becomes Permanently Disabled, he will receive from us an amount, if any, by which amounts paid under the disability policy are less than the greater of i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

        Under the Amended Employment Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Other Named Executive Officers

        In the event of a termination of employment in connection with a change-of-control, Messrs. Salmon, Harkness, and Dodd are entitled to receive a payment equal to one year's salary, and Mr. Bennet is entitled to a payment equal to six months' salary. Vesting of stock options for all Named Executive Officers accelerate in full upon a change-of-control as defined in the Company's plans, and restricted stock awards vest upon a non-cause termination or resignation for good reason within one year of a change-of-control.

        Terminations of Named Executive Officers other than one pursuant to a change-of-control are handled on a case-by-case basis with the Company's practice being to grant a reasonable severance benefit for non-cause terminations based on length of service and other considerations.

Summary of Compensation

        The narrative, table and footnotes below describe the total compensation paid for fiscal year 2008 to the "Named Executive Officers," who are Christopher Vincze (the Company's principal executive officer), Thomas W. Bennet, Jr. (the Company's principal financial officer), and the other three individuals who were serving as executive officers of the Company on June 30, 2008, the last day of the fiscal year. In addition, we are required to disclose the compensation of Carl d. Paschetag, Jr. who served in an executive officer role for a portion of fiscal year 2008 and would have otherwise been included in the tabular disclosure. Mr. Bennet joined the Company at the beginning of June 2008, and, hence, only compensation for one month is shown. The components of the total compensation reported in the Fiscal 2008 Summary Compensation Table are described below.

SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other	Total
Christopher P. Vincze	2008	465,000	0	233,026	179,985	23,605	901,616
Chairman and Chief Executive Officer	2007	400,005	37,500	0	196,986	23,252	657,743
Michael C. Salmon	2008	309,402	0	19,776	46,528	26,731	402,437
President	2007	309,402	75,000	0	47,983	15,185	447,570
Glenn E. Harkness	2008	290,253	0	14,888	57,173	26,738	389,052
Senior Vice President	2007	290,253	25,000	0	49,687	28,230	393,170
Carl d. Paschetag, Jr.(2)	2008	233,123	0	13,229	68,569	65,011	379,932
Senior Vice President and Chief Financial Officer	2007	257,923	25,000	0	50,846	19,160	352,929
Martin H. Dodd	2008	242,448	0	7,501	50,299	41,617	341,865
Senior Vice President and General Counsel	2007	242,448	15,000	0	41,355	34,222	333,025
Thomas W. Bennet, Jr.(3)	2008	19,230	0	0	350	700	20,280
Senior Vice President and Chief Financial Officer

(1)
These columns represent the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS 123(R) and include additional vesting of awards granted in prior periods. See Notes 2 and 15 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008. Option amounts reflected relate to options with exercise prices ranging from $9.34 to $13.82 per share.

(2)
Mr. Paschetag left the Company in May 2008. Options and stock awards have lapsed and reverted to the Company.

(3)
Mr. Bennet joined the Company in June 2008. Annualized salary is $250,000.

        Amounts under All Other Compensation are comprised of the following:

OTHER COMPENSATION

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Vacation Payout ($)(1)	Automobile ($)(2)	Taxable Fringe ($)(3)	Severance ($)	Total ($)
Christopher P. Vincze	3,219	11,986	0	8,400	0	0	23,605
Michael C. Salmon	7,735	11,734	0	0	7,262	0	26,731
Glenn E. Harkness	7,000	10,319	0	7,800	1,619	0	26,738
Carl d. Paschetag, Jr.	4,650	9,098	17,625	7,700	1,138	24,800	65,011
Thomas W. Bennet, Jr.	0	0	0	700	0	0	700
Martin H. Dodd	6,238	9,084	16,450	7,800	2,045	0	41,617

(1)
In accordance with a Company policy applicable to all full-time employees, Executive Officers receive an annual payment of unused vacation if more than six weeks have been accrued.

(2)
During fiscal year 2008, Messrs. Vincze, Harkness, Paschetag, Bennet, and Dodd received a monthly car allowance. Mr. Salmon was provided use of a Company leased vehicle.

(3)
Principally related to gasoline and, in Mr. Salmon's case, use of a Company provided vehicle.

(4)
Commencing May 23, 2008, the Company agreed to pay Mr. Paschetag a six-month severance benefit payable in accordance with the Company's normal payroll cycle.

Grants of Plan Based Awards

        The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2008 as well as the opportunities for each Executive Officer under the TRC Incentive Compensation Program. The Company did not meet threshold EBITDA performance in fiscal 2008, and no payments were made to the Named Executive Officers under the TRC Incentive Compensation Program. Hence, none of the Estimated Possible Payouts were made.

GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock (#)	All Other Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
											Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Christopher P. Vincze	7/31/07	69,750	139,500	232,500				65,750	98,800	10.93	1,218,990
Michael C. Salmon	7/26/07	46,410	92,820	154,701				8,700	18,850	11.47	199,882
Glenn E. Harkness	7/26/07	44,138	88,276	147,126				6,550	14,125	11.47	150,132
Carl d. Paschetag, Jr.	7/26/07	38,688	77,377	128,961				6,550	14,125	11.47	150,132
Martin H. Dodd	7/26/07	36,367	72,734	121,244				3,300	7,050	11.47	75,286
Thomas W. Bennet, Jr.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2008. Market value of stock awards is based on the closing price on June 30, 2008 of $4.02 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher P. Vincze	20,000 26,667 7,000	98,800 40,000 13,333 3,500	10.93 13.82 9.92 10.50	7/31/2014 5/2/2015 1/25/2016 5/16/2016	72,416	291,114
Michael C. Salmon	22,500 10,500 18,000 8,000 18,000 18,750 15,000 13,000	18,850	3.00 2.75 4.17 7.25 8.79 21.19 11.92 18.62 11.47	6/12/2008 10/22/2008 10/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 7/26/2014
	13,000 10,000	5,000	16.03 9.92	2/22/2015 1/25/2016	8,700	34,974
Glenn E. Harkness	7,500 15,000 15,000 2,000 15,000 11,250 7,500 10,000 10,000 3,333	14,125 5,000 6,667	3.00 2.75 4.17 7.25 8.79 21.19 11.92 11.47 16.03 9.92 9.34	6/12/2008 10/22/2008 1/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 7/31/2014 2/22/2015 1/25/2016 1/12/2017	6,550	26,331
Martin H. Dodd	1,000 4,000 4,500 3,000 5,000 5,000 5,000 10,000 3,333	7,050 5,000 6,667	7.25 9.92 21.19 11.92 21.19 18.62 11.47 16.03 9.92 9.34	6/16/2010 8/15/2010 9/19/2011 11/22/2012 9/19/2011 11/7/2013 7/26/2014 2/22/2015 1/25/2016 1/12/2017	3,300	13,266
Thomas W. Bennet, Jr.(1)		10,000	5.09	6/2/2015

(1)
Mr. Bennet joined the Company in June 2008.

Post-Termination and Change of Control Payments

        The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicates what payments theoretically would have been made if a termination occurred on June 30, 2008. The closing price of TRC common stock on June 30, 2008 of $4.02 was used to calculate any equity-based payments.

Christopher P. Vincze

        The following presents payments that would have been made to Mr. Vincze upon certain termination events.

Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination	Good Reason	Voluntary or for Cause(1)	Death(2)	Disability(2)	Change-of-Control
Severance	930,000	930,000	0			930,000
Prorated Bonus(3)	0	0	0	0	0	0
Benefit Continuation	36,800	36,800	0	36,800	36,800	36,800
Accrued Vacation(4)
Restricted Stock Vesting	53,598	53,598	0	0	0	237,513
Stock Option Vesting(5)	0	0	0	0	0	0
Total	1,020,398	1,020,398	0	36,800	36,800	1,204,313

(1)
While voluntary terminations are not specifically addressed in Mr. Vincze's employment contract, it is assumed that a resignation would be handled in the same manner as a for Cause termination.

(2)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary.

(3)
In fiscal 2008, no payments were made under the TRC Incentive Compensation Program.

(4)
Amounts would depend on accrued vacation balance at time of termination.

(5)
Pursuant to Mr. Vincze's Employment Agreement, certain awards vest in their entirety upon identified terminations, and pursuant to the Company's award agreements, all equity awards vest upon either a change-of-control or upon a termination in connection with a change-of-control.

Other Named Executive Officers

        The following presents payments that would be made to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control. Upon any other termination, Messrs. Salmon, Harkness, Dodd, and Bennet are technically entitled only to earned but unpaid compensation and accrued benefits such as base salary and vacation, although the Company's practice has been to grant a reasonable severance benefit based on length of service and other considerations.

Potential Payments Upon a Termination Following a Change-of-Control

Name	Severance	Acceleration of Equity Awards	Total
Michael C. Salmon	309,403	32,787	342,190
Glenn E. Harkness	290,253	24,677	314,930
Martin H. Dodd	242,448	12,436	254,884
Thomas W. Bennet, Jr.	125,000	0	125,000

Director Compensation

        Each non-employee director receives an annual retainer of $35,000 payable at each director's election in cash or in deferred common shares under the Directors' Deferred Compensation Plan. Directors may be granted stock options and restricted stock units from our equity incentive plans. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year. Chairs of the Audit and Compensation Committees and The Lead Director receive an additional retainer of $15,000, $8,000 and $10,000, respectively. Directors who are also employees of the Company or any of the Company's subsidiaries do not receive remuneration for serving as directors.

        In fiscal 2008, PM&P prepared a review of director's compensation using proxy data for the Company's peer group as well as nationally recognized survey data. Based on the review, it was determined that the Company's directors' compensation program is currently below the market median; however, the Committee decided that compensation levels were adequate to attract and retain quality directors and that no changes to director's compensation were warranted at this time.

        In May of 2007, all directors then on the Board (except Mr. Boehlert) were granted options to purchase 10,000 shares of common stock. Because he joined the Board during fiscal 2007, Mr. Boehlert was granted options to purchase 7,500 shares. Those options had an exercise price of $9.89 per share and were valued at $3.40 per share under the Black-Scholes formula. Mr. Casey joined the Board in June of 2007, and Mr. Harvey joined in July of 2007. Accordingly, in July 2007, they were granted options to purchase 3,500 shares of common stock at an exercise price of $10.93 per share and a Black-Scholes valuation of $5.21 per share. All of the foregoing options vested in their entirety on February 21, 2008, the date of the Company's Shareholders' Meeting.

        Also, as of February 21, 2008, all directors were granted options to purchase 12,000 shares of common stock at an exercise price of $5.98 and a Black-Scholes value of $2.08 per share. These options have seven-year terms and will vest in their entirety as of November 13, 2008. The Board agreed to vest Mr. Large's options as of his retirement date in August 2008.

        The following table summarizes the compensation paid to each non-employee director for his Board and committee services during fiscal year 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Sherwood L. Boehlert	35,000	30,581	65,581
Friedrich K. M. Bohm	35,000	57,797	92,797
F. Thomas Casey	41,923	30,199	72,122
Stephen M. Duff	35,000	60,359	95,359
Robert W. Harvey	35,000	30,199	65,199
Edward W. Large(1)	43,000	57,797	100,797
J. Jeffrey McNealey	45,000	71,801	116,801

(1)
Mr. Large retired from the Board in August 2008.

(2)
Reflects expense taken by the Company in fiscal 2008 and not proceeds received by director.

        The following table presents the stock option and restricted stock units held by our current non-employee directors at fiscal year end, June 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sherwood L. Boehlert	7,500	12,000	9.89 5.98	5/11/2014 2/21/2015
Friedrich K. M. Bohm	10,000 10,000 8,000	12,000 4,000	9.89 5.98 16.03 9.92	5/11/2014 2/21/2015 2/22/2015 1/25/2016
F. Thomas Casey	3,500	12,000	10.93 5.98	7/31/2014 2/21/2015
Stephen M. Duff	10,000 8,000	12,000 4,000	9.89 5.98 11.07	5/11/2014 2/21/2015 2/28/2016
Robert W. Harvey	3,500	12,000	10.93 5.98	7/31/2014 2/21/2015
J. Jeffrey McNealey	10,500 10,500 8,000 10,500 9,000 7,500 10,000 10,000 10,000 13,334	12,000 6,666	2.75 4.17 7.25 8.79 21.19 11.92 18.62 9.89 5.98 16.03 9.92	10/22/2008 10/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 5/11/2014 2/21/2015 2/22/2015 1/25/2016

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes all applicable transactions during the fiscal year ended June 30, 2008 of officers, directors and 10% stockholders have been disclosed.

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee during the fiscal year ended June 30, 2008 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:
Friedrich K. M. Bohm, Chairman Stephen W. Duff Robert W. Harvey J. Jeffrey McNealey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On March 6, 2006 the Company sold 2,162,162 shares of its common stock in a private placement. The sale resulted in $20,000,000 in gross proceeds to the Company which was primarily used to reduce debt and for general corporate purposes. 1,081,081 of those shares were purchased by Federal Partners, L.P. an affiliate of the Clark Estates. In addition, in that transaction Peter R. Kellogg purchased 381,081 shares with his wife and son purchasing 350,000 shares each. The Clark Estates and Mr. Kellogg are major shareholders of the Company. (See Principal Shareholders above at page 2.) In conjunction with the transaction, the Company entered into a Registration Rights Agreement which provided for the payment of a penalty of $100,000 per month if the stock issued in the transaction was not registered by December 1, 2007. The Company was unable to register the stock by that date, but the date has been extended until May 29, 2009 in consideration for the Company issuing to the purchasing shareholders subordinated promissory notes due June 19, 2009 in the aggregate amount of $600,000 and bearing interest at 12.5% per annum. Also, on July 19, 2006, the Company borrowed $5 million from Federal Partners pursuant to a three-year subordinated loan agreement. The loan bears interest at a fixed rate of 9% per annum. In addition, the Company issued to Federal Partners a ten-year warrant to purchase up to 66,000 shares of its common stock at an exercise price equal to $0.10 per share pursuant to a Warrant Agreement dated July 19, 2006. Pursuant to Company policies, any transaction which would require disclosure under Section 404(a) is required to be justified from an arms-length perspective and requires prior approval of the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE REPORT

        The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

        The Audit Committee has met with management and the Company's independent auditors and has reviewed and discussed the Company's audited financial statements as of and for the year ended June 30, 2008.

        Additionally, the Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Audit Committee has also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Company's independent auditors that firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:
F. Thomas Casey, Chairman Friedrich K. M. Bohm Robert W. Harvey J. Jeffrey McNealey

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2009. Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders' Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders.

        In accordance with its Charter, the Audit Committee has reviewed with Deloitte & Touche LLP whether the non-audit services provided by them are compatible with maintaining their independence. During fiscal 2008 and 2007, the Company retained Deloitte & Touche LLP to provide the following services in the following categories and amounts:

	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit fees	$2,005,000	$2,398,000
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

	$2,005,000	$2,398,000

        The affirmative vote of a majority of shares present and entitled to vote at the Shareholders' Meeting is required to approve this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain Deloitte & Touche LLP. If Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to this Shareholders' Meeting will be subject to ratification by the shareholders at the next Shareholders' Meeting.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

2008 SHAREHOLDER NOMINATIONS AND PROPOSALS

        The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2009 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, no later than September 1, 2009.

        Shareholders who wish to suggest nominees for election to the Board of Directors at the 2008 Annual Meeting should write, on or before September 1, 2009, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

        Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to: TRC Companies at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. All communications other than those determined in good faith by the Corporate Secretary to be frivolous are compiled by the Corporate Secretary and forwarded to the Board of Directors or the individual director(s) accordingly.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

        A copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

        The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 15, 2008

SOLICITED BY THE BOARD OF DIRECTORS OF

TRC COMPANIES, INC.
PROXY

         I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc., at the Annual Meeting of Shareholders to be held November 13, 2008 at 10:00 a.m., at the Boston Marriott Long Wharf Hotel, Boston, Massachusetts 02109 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 — Election of seven (7) nominees for directors.

For ☐	Withhold ☐	Sherwood L. Boehlert, Friedrich K. M. Bohm, F. Thomas Casey, Stephen M. Duff, Robert W. Harvey, J. Jeffrey McNealey and Christopher P. Vincze.
To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

ITEM 2 — The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2009.

☐ For	☐ Against	☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 7 NOMINEES FOR DIRECTOR AND FOR ITEM 2.

Dated	, 2008

Signature(s)

         Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 13, 2008
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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
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DIRECTOR COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END